EXHIBIT 99.1

John,

I am writing to address the current status of payments and shipments between Actitech and Agel. I have given a great deal of thought to these issues for quite some time, and I believe that Actitech’s withholding Agel shipments is counterproductive and emotionally time consuming. I am also mindful of our relationship, which I desire to keep free from strain.

As you know, Actitech was forced to withhold shipments to Agel due to promises by Agel to submit payments in the past which were unfulfilled. Both John LaBonte and I want to keep the past in the past and focus on how Actitech and Agel can renew their relationship in a mutually beneficial way.

I know that there are weeks when Agel, on its own, lacks sufficient cash to pay all of its bills. In the past, before CVSL, Ash Capital would only front money to Agel to pay for product and commission, so the tendency was to pay everything else, then ask for help to pay Innovative and commissions. Agel has maintained this tradition with JRJR. You have also been reluctant to pay Agel’s bills out of cash reserved for acquisitions, which I understand.

Given all of the above, I have tried to come up with a different arrangement that would eliminate Agel’s obligation to pay Actitech’s invoices within a specific period of time, but still provides Agel incentive to pay Actitech when the money is available. More specifically, my proposed payment terms are based on credit basis, not on timing or days since shipping (thus, no “net” anything). No money would be due by Agel at the time it places an order, or upon the receipt of the product. Rather, payment would be completely flexible, based according to Agel’s business analysis of its cash flow requirements. Payment terms would be based on what is a normal net 30, actually received on the 36th day, which is typical for other Actitech customers. Now that Actitech has the loan from Legacy Bank, Actitech is also paying its net 30 vendors within 36 days. These terms are completely ordinary for preferred customers with good credit history.

Ultimately, Agel’s credit basis with Actitech will increase at the same rate as the increase in orders and invoices. No fees would be paid for any amount of money owed that is less than the credit basis, which is the running average of invoicing amounts for the past 3 months, multiplied by a factor of 1.2, and recalculated at the beginning of the first business day of each month. Shipping and fees are not included in the calculation for the credit basis.

Money due which is more than the credit basis will have fees applied to it in order to incentivize Agel to keep the net balance below the credit basis, but may not result in the need for holding shipments for any foreseeable reason.

For the purpose of calculating the amount of money Agel owes Actitech on an ongoing basis, the following formula would be utilized:

B = “Basis” = the running average total monthly dollar amount of invoices (not including “fees” or freight) times 120 percent for the past three months, calculated on the first day of each month.

I = Invoice amount for order(s) fulfilled from Actitech to Agel, calculated at the end of the day the order passes quality control and is available for shipment. Actitech will store finished product for Agel at no charge. Agel may choose to ship the order when it is invoiced, or any time thereafter.

P = payments from Agel or JRJR networks deposited in Actitech’s bank account

F = fees = amount of money due from Agel to Actitech due to owing more than the basis, calculated at the end of each day.

T = total amount of money that Agel owes Actitech, calculated at the end of each day on a spreadsheet which is emailed to someone at Agel

F = ((T+I-B-P) x 0.0007)+((T+I-2B-P)x0.002)+((T+I-3B-P)x.005)

If F is a negative number, then F = zero (no fees are due)

If T is greater than 5xb, Then the amount above 5xB is immediately due and remedial action may be taken by Actitech.

T = B+F-P, which is calculated at the end of each day.

I am hopeful that this proposal is acceptable to Agel, as I believe it is fair and accomplishes a resolution to the ongoing payment issues that have led to where the parties currently stand. Please indicate as soon as possible whether Agel accepts Actitech’s offer and, if so, please sign below in the space provided agreeing and accepting Actitech’s offer. Please note that this proposal and the delivery of the same does not waive any outstanding payment defaults by Agel or any of Actitech’s rights or remedies in connection with those defaults. This offer shall remain open until 5:00 p.m. CDT, on Tuesday, May 31, 2016, at which time, if not accepted will be automatically revoked without further notice.

Please contact me if you would like to discuss any of these matters in further detail.

AGREED TO AND ACCEPTED:

AGEL ENTERPRISES

______________________________________

By: ___________________________________

Its: ___________________________________